SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VOTE FOR WHAT IS YOURS

TRIPLE-S MANAGEMENT CORPORATION

September 20, 2002

During the Special Meeting of the Shareholders to be held on October 13th, you, the Triple-S Management Shareholders, will vote on amendments to the Articles of Incorporation and to the By-laws which would allow you to transfer your shares to your spouse or heirs who are not physicians or dentists, and which, at the same time, would successfully increase the shareholder base.

As a Shareholder, you requested and approved in April 2001 a Proposal that would meet both objectives.

Now is the time for you to send in your proxy approving these amendments which would allow this Proposal to become a reality.

You asked for it, you approved it, and its implementation is now in your hands!

For what is yours

75% of the shares issued and outstanding must vote in favor of the Proposal in order to approve the changes which would assure that you have the power to transfer your shares to your spouse or heirs. Your future is in your own hands. Vote YES now!

For your loved ones

The Proposal creates Class B Shares for your benefit and to benefit your loved ones, so you can transfer your Class A Shares to your spouse or heirs, even if they are not physicians or dentists. Vote YES now!

For the Medical and Dental Class

The Proposal seeks the creation of Class C Shares to increase the shareholder base, which permits and reinforces the participation of more physicians and dentists as shareholders of the Corporation.

In this way, you assure that Triple-S Management shares continue to be held by physicians and dentists, and that the philosophy of service and commitment which has inspired our institution’s growth for so many years continues to be upheld.

Class D Shares will be created for the spouses or heirs, who are not physicians or dentists, of

Shareholders who own Class C Shares. Vote YES now!

Assure its Implementation.

The Proposal is the alternative which best preserves your interests in the Corporation. None of the new shares significantly affect the shares already issued because:

•	The new Class C and Class D Shares are only equivalent to one three-hundredth (1/300) part of the Class A and Class B Shares.

•	Voting rights are restricted to physicians and dentists holding Class A or Class C Shares. The new Class B and Class D Shares do not have the right to vote or to participate in Shareholder’s Meetings.

Share Class	It Corresponds To	Voting Rights	Relation

A	Current Physicians and Dentists	YES	1 unit

B	Class A Spouse and Heirs	NO	1 unit

C	Physicians and Dentists	YES	1/300

D	Class C Spouse and Heirs	NO	1/300

You approved the Proposal that resulted in the new Articles of Incorporation and By-laws. You know this is the best avenue for bringing to fruition your desire to transfer your shares from generation to generation, even if there are no physicians or dentists, as well as strengthening the participation of more physicians and dentists who have made a commitment, as you have, to Triple-S Management. Now is the time to assure these goals through your vote in favor of these resolutions.

The time to vote is now!

Vote for what is yours, and for your loved ones!

SPECIAL MEETING OF SHAREHOLDERS ON OCTOBER 13, 2002.